Exhibit 5.1

March 2, 2012

NBT Bancorp, Inc.
52 South Broad Street
Norwich, New York 13815

Re:	Merger of Hampshire First Bank, with and into
NBT Bank, NA and the issuance of common stock by
NBT Bancorp, Inc. in connection therewith

Ladies and Gentlemen:

We have acted as counsel to NBT Bancorp, Inc. (“NBT”), a Delaware corporation, in connection with: (i) that certain Agreement and Plan of Merger by and among NBT, NBT Bank, N.A., a national bank, and  Hampshire First Bank (“HFB”), a New Hampshire commercial Bank, dated November 16, 2011 (the “Agreement”); and (ii) the registration of 1,330,441 shares of NBT Common Stock, $.01 par value per share (the “Shares”) under the Securities Act of 1933, as amended, pursuant to the Registration Statement on Form S-4 (Registration No. 333-178661) (the “Registration Statement”) filed by NBT with the Securities and Exchange Commission (“SEC”) on December 21, 2011, as amended. The Shares are issuable by NBT, along with cash, in exchange for all of the outstanding shares of common stock, $1.00 par value per share, of HFB. This opinion is being furnished for the purpose of being filed as an exhibit to the Registration Statement.

In connection therewith, we have examined copies of the following documents:

(i)     The Agreement, including exhibits thereto;

(ii)    NBT’s certificate of incorporation, as amended to the date of this letter;

(iii)   NBT’s bylaws, as amended to the date of this letter;

(iv)  certain resolutions of NBT’s board of directors;

(v)   certain certificates of public officials; and

(vi)  such other instruments and documents we have deemed pertinent to the formulation of the opinions set forth herein.

We have assumed for the purpose of this opinion that:

(i)     the Agreement has been duly and validly authorized, executed and delivered by HFB, and such authorization remains fully effective and has not been revised, superseded or rescinded as of the date of this opinion; and

(ii)    the Merger will be consummated in accordance with the terms of the Agreement.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies. We have assumed that the certifications and representations dated earlier than the date hereof on which we have expressed reliance herein continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof.

Based upon the foregoing, we are of the opinion that the Shares have been legally authorized, and, when issued in accordance with the Agreement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Opinions” in the proxy statement/prospectus contained in the Registration Statement.

Very truly yours,

/s/ Hinman, Howard & Kattell, LLP

Hinman, Howard & Kattell, LLP